Exhibit 4.1

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

Warrant No. 2011-1	Right to Purchase 300,000 (subject to the
qualifications and adjustments set forth
herein) shares of Common Stock of
Void After June 27, 2018	National Technical Systems, Inc.

NATIONAL TECHNICAL SYSTEMS, INC.

Common Stock Purchase Warrant

June 27, 2011

National Technical Systems, Inc., a California corporation (the “Company”), hereby certifies that for good and valuable consideration, MILL ROAD CAPITAL, L.P., and its successors and assigns (the “Holder”), is entitled to subscribe for and purchase from the Company an aggregate of 300,000 validly issued, fully paid and nonassessable shares of common stock, no par value, of the Company (“Common Stock”) at a purchase price per share equal to $0.75 (the “Exercise Price”), all subject to the terms, conditions and adjustments as hereinafter provided.  The Exercise Price and the number of shares of Common Stock subject to this Warrant shall be subject to adjustment from time to time pursuant to the provisions of Section 6 hereof.

This Warrant is issued pursuant to, and in accordance with, the Securities Purchase Agreement dated as of June 27, 2011 by and among the Company and the Holder, as amended, restated, supplemented or otherwise modified from time to time (the “Purchase Agreement”).

Section 1.              Definitions.  Unless otherwise defined herein, capitalized terms shall have the meaning given to them in the Purchase Agreement.  As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

(a)            “Fair Market Value” shall mean, as of the date of determination: (i) if the Common Stock is listed on a national securities exchange, the Fair Market Value shall be the last reported sale price of the Common Stock on such exchange or market system on the last Business Day prior to the date of exercise of this Warrant or, if no such sale is made on such day, the average closing bid and asked price for such day on such exchange or market system; (ii) if the Common Stock is not so listed, the Fair Market Value shall be the mean of the last reported bid and asked prices reported by OTC Bulletin Board or other similar over-the-counter quotation service on the last Business Day prior to the date of exercise of this Warrant or (iii) if the Common Stock is not so listed and bid and asked prices are not so reported, the Fair Market Value shall be an amount determined mutually by (x) a majority of the members of the Board, and (y) the Holder.  If the Board and the Holder are unable to agree on the Fair Market Value within five (5) Business Days, the Fair Market Value shall be determined by an Independent Appraiser (as defined below) selected by agreement of the Board and the Holder. If the parties cannot agree upon an Independent Appraiser within five (5) Business Days, then, within a further five (5) Business Days, the parties shall each select one Independent Appraiser and the two Independent Appraisers shall, within a further five (5) Business Days, select a third Independent Appraiser who shall determine the Fair Market Value.  “Independent Appraiser” shall mean any nationally recognized independent auditing firm or investment banking firm that does not provide services directly to either party.  Any determination of the Fair Market Value by an Independent Appraiser shall be based on a valuation of the Company as an entirety without regard to any discount for minority interests.

  (b)            “Warrant Expiration Date” shall mean 5:00 p.m., Pacific Time, on the seventh anniversary of the date of this Warrant; provided, that, if such date is not a Business Day, the next Business Day immediately thereafter.

Section 2.              Transfers; Negotiability.  This Warrant and the shares of Common Stock issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee.  Subject to compliance with any applicable securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company, together with a written assignment of this Warrant duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer.  Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and this Warrant shall promptly be cancelled.  Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

Section 3.              Exercise of Warrant.

3.1            Manner of Exercise.  Subject to the terms and conditions set forth herein, this Warrant may be exercised, in whole or in part (but not as to a fractional share of Common Stock), by the Holder at any time or from time to time, on any Business Day during the period beginning on the issuance date of this Warrant and ending on the Warrant Expiration Date by (i) the delivery of a duly executed exercise form in the form attached as Exhibit A hereto (an “Exercise Form”) to the Company at its office at 24007 Ventura Boulevard, Suite 200, Calabasas, California, 91302, Attn: Chief Financial Officer, or at such other office as the Company may designate by notice in writing, and (ii) the delivery of payment to the Company by cash, check made payable to the order of the Company, wire transfer of funds to a bank account designated by the Company or any other means approved by the Company, an amount equal to the aggregate Exercise Price for all shares of Common Stock as to which this Warrant is exercised.  In lieu of payment of the aggregate Exercise Price, the Holder may from time to time convert this Warrant, in whole or in part, into a number of shares of Common Stock determined by using the following net issuance formula:

X=((P)(A-B))/A

where

X =	the number of shares of Common Stock to be issued to the holder for the portion of this Warrant being exercised;

P =	the number of shares of Common Stock purchasable under this Warrant or, if only a portion of this Warrant is being exercised, the portion of this Warrant being exercised, at the date of calculation;

A =	the Fair Market Value of one share of Common Stock as of the exercise date; and

B =	the Exercise Price as in effect on the exercise date.

3.2	Issuance of Common Stock.

(a)            Upon receipt of the documents and payments described in Section 3.1 hereof, the Company shall, within five (5) Business Days, (x) if a registration statement relating to the shares of Common Stock issuable upon exercise of this Warrant is effective, and the Company’s transfer agent for its Common Stock (the “Transfer Agent”) is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, cause to be credited such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (y) issue and deliver to the address as specified in the Exercise Form, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise, together with an amount in cash in lieu of any fraction of a share, as hereinafter provided.  The credit or stock certificate or certificates so delivered shall be in the denomination specified in the Exercise Form and shall be registered in the name of the Holder or its permitted designee (as specified in the Exercise Form).  This Warrant shall be deemed to have been exercised and a certificate or certificates for shares of Common Stock shall be deemed to have been issued, and the Holder or its permitted designee (as specified in the Exercise Form) shall be deemed to have become a holder of such shares for all purposes as of the close of business on the date on which the Exercise Form and payments described in Section 3.1 hereof, are received by the Company as aforesaid.  The Holder of this Warrant shall tender this Warrant to the Company within a reasonable period of time after exercise pursuant to Section 3.1, but in any event within five (5) Business Days.  Upon receipt of the tendered Warrant, unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall deliver to the Holder or its permitted designee (as specified in the Exercise Form) a new Warrant evidencing the rights of such holder to purchase the unpurchased shares of Common Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.  The tender and exchange of this Warrant when partially exercised and the delivery by the Company of a replacement Warrant pursuant to the preceding sentence, shall not be required for the Holder to exercise this Warrant to purchase any unpurchased shares of Common Stock called for by this Warrant.  The Company shall pay any documentary or issue stamp taxes attributable to the issuance of this Warrant, a replacement Warrant or the shares of Common Stock issuable upon exercise of this Warrant.

 (b)          Upon any exercise of this Warrant, the Company may require customary representations from the Holder that the Holder is an “accredited investor” as defined in 501(a) under the Securities Act, to assure that the issuance of the Common Stock hereunder shall not require registration or qualification under the Securities Act or any state securities laws.

3.3            Fractional Shares.  No fractional Shares shall be issuable upon exercise of this Warrant and the number of shares of Common Stock to be issued upon exercise of this Warrant shall be rounded down to the nearest whole share of Common Stock.  If a fractional share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the Fair Market Value of a whole share of Common Stock as of the exercise date over the Exercise Price for such fractional share.

Section 4.              Mutilated or Missing Warrant.  In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of shares of Common Stock, but only upon receipt of a written statement reasonably satisfactory to the Company of such loss, theft or destruction of this Warrant, and with respect to a lost, stolen or destroyed Warrant, indemnity reasonably satisfactory to the Company with respect thereto.

Section 5.              Reservation of Common Stock.  The Company hereby represents and warrants that there have been reserved, and the Company shall at all applicable times keep reserved until issued (if necessary) as contemplated by this Section 5, out of the authorized and unissued shares of Common Stock, 100% of the number of shares issuable upon exercise of the rights of purchase represented by this Warrant.  The Company agrees that all shares of Common Stock issued upon due exercise of this Warrant shall be, at the time of delivery of the certificates for such shares of Common Stock, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock.

   Section 6.            Adjustments.  Subject and pursuant to the provisions of this Section 6, the Exercise Price and number of shares of Common Stock subject to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

6.1            Dividend, Subdivision or Combination of Common Stock.  If the Company at any time or from time to time, after the issuance of this Warrant but prior to the exercise thereof subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the aggregate number of shares of Common Stock for which this Warrant is exercisable (the “Warrant Share Number”) shall be proportionately increased.  If the Company at any time combines (by reverse stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the Warrant Share Number shall be proportionately decreased.  An adjustment made pursuant to this Section 6.1 shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

6.2            Certain Distributions.  In case the Company shall at any time or from time to time, after the issuance of this Warrant but prior to the exercise hereof, distribute to all holders of shares of Common Stock (including any such distribution made in connection with a merger or consolidation in which the Company is the resulting or surviving entity and shares of Common Stock are not changed or exchanged) cash, evidences of indebtedness of the Company or another issuer, securities of the Company or another issuer or other assets (excluding dividends or distributions payable in shares of Common Stock for which adjustment is made under Section 6.1) or rights or warrants to subscribe for or purchase any of the foregoing, then, and in each such case, the Exercise Price then in effect shall be adjusted (and any other appropriate actions shall be taken by the Company) by reducing the Exercise Price by the fair market value (in the case of distributions other than cash, as determined by a majority of the members of the Board) of the portion of the cash, evidences of indebtedness, securities, other assets or rights so distributed or of such rights or warrants applicable to one share of Common Stock, but not to an amount below $0.01 per share (the “Minimum Price”).  Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.  To the extent that the value of the fair market value of the portion of the cash, evidences of indebtedness, securities, other assets or rights so distributed or of such rights or warrants applicable to one share of Common Stock exceeds the Exercise Price then in effect, then the Company shall distribute to the Holder the amount of the distribution in excess of the Exercise Price in the same form as it is distributed to holders of the Company's Common Stock.

6.3            Consolidation, Merger, etc.  If any (i) capital reorganization, (ii) reclassification, (iii) consolidation, merger, tender offer or other business combination of the Company with another entity that involves a transfer of more than fifty percent (50%) of the voting power of the Company, (iv) the sale of all or substantially all of the Company’s assets to another entity, or (v) voluntary sale, conveyance, exchange or transfer of the voting capital stock of the Company that involves the sale, conveyance, exchange or transfer of more than fifty percent (50%) of the voting power of the Company (each, an “Extraordinary Event”) shall be effected, then, prior to the consummation of such Extraordinary Event, the Company shall make appropriate provision, including providing written notice of the Extraordinary Event to the Holder at least ten (10) Business Days prior to effecting such Extraordinary Event, to ensure that the Holder shall thereafter have the right to purchase and receive, upon exercise hereof and the payment of the Exercise Price, in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of this Warrant, such shares of stock, securities or property (including cash) as may be issued or payable with respect to or in exchange for a number of shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of this Warrant had such Extraordinary Event not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Exercise Price and of the number of shares purchasable upon the exercise of this Warrant) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or property thereafter deliverable upon the exercise hereof (without duplication with Sections 6.1 and 6.2 hereof).  The Holder agrees to keep all information it receives regarding the Extraordinary Event confidential until such time as the Company has disclosed such information publicly. The foregoing provisions shall similarly apply to successive Extraordinary Events.

6.4            Other Changes.  In case the Company at any time or from time to time, after the issuance of this Warrant but prior to the exercise hereof, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in any of Sections 6.1, 6.2 or 6.3 (but not including any action described in any such Section) and it would be equitable in the circumstances to adjust the Exercise Price and Warrant Share Number as a result of such action, then, and in each such case, the Exercise Price and Warrant Share Number shall be adjusted in such manner and at such time as a majority of the Board and the Holder in good faith determine would be equitable in the circumstances.

6.5            No Impairment.  The Company shall not, by amendment of its Articles of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Warrant and in taking all such action as may be necessary or appropriate to protect Holder’s rights against impairment.

6.6            Certificate as to Adjustments.  Upon each adjustment of the Exercise Price, and/or number of shares of Common Stock, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Exercise Price and number of shares of Common Stock in effect upon the date thereof and the series of adjustments leading to such Exercise Price and number of shares of Common Stock.

Section 7.              Notices.  Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by facsimile, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) five days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one day after delivery to such carrier.  All notices to Holder shall be addressed to the Holder’s address set forth on the signature page hereto, or at such other address as shall have been furnished to the other parties hereto in writing, or if to the Company at:

National Technical Systems, Inc.
24007 Ventura Boulevard, Suite 200
Calabasas, California 91302
Facsimile:  (818) 591-0899
Attention:  Chief Financial Officer

Section 8.              Registration Rights.  The initial holder of this Warrant is entitled to the benefit of certain registration rights with respect to the shares of Common Stock issuable upon the exercise of this Warrant as provided in the Registration Rights Agreement dated as of the date hereof, by and between the Holder and the Company, and any subsequent holder hereof shall be entitled to such rights to the extent provided in the Registration Rights Agreement.

Section 9.              Successors.  All the covenants and provisions hereof by or for the benefit of the Holder shall bind and inure to the benefit of its respective successors and assigns hereunder.

Section 10.            Governing Law.  This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the provisions thereof relating to conflict of laws.

Section 11.            No Rights as Shareholder.  Prior to the exercise of this Warrant, the Holder shall not have or exercise any voting rights or other rights as a shareholder of the Company by virtue of its ownership of this Warrant.

Section 12.            Amendments.  This Warrant shall not be amended without the prior written consent of the Company and the Holder; provided, that with the written consent of the Holder (which consent shall not be unreasonably withheld) the Company may amend this Warrant in a manner not adverse to the Holder to effect any adjustments required to comply with the Company’s obligations hereunder as described in Section 6.3.

Section 13.            Section Headings.  The section headings in this Warrant are for the convenience of the Company and the Holder and in no way alter, modify, amend, limit or restrict the provisions hereof.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed, as of the 27th day of June, 2011.

NATIONAL TECHNICAL SYSTEMS, INC.

		By:	/s/ Raffy Lorentzian
Name: Raffy Lorentzian
Title: Chief Financial Officer

HOLDER

MILL ROAD CAPITAL, L.P.

By:	Mill Road Capital GP LLC, its General Partner

By:	/s/ Justin C. Jacobs
Name: Justin C. Jacobs
Title: Managing Director

Address:	382 Greenwich Avenue
Greenwich, CT 06830

SIGNATURE PAGE TO WARRANT

APPENDIX A
NATIONAL TECHNICAL SYSTEMS, INC.
WARRANT EXERCISE FORM

To: NATIONAL TECHNICAL SYSTEMS, INC.

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant (“Warrant”) for, and to purchase thereunder by the payment of the Exercise Price and surrender of the Warrant, _______________ shares of Common Stock (“Warrant Shares”) provided for therein, and requests that certificates for the Warrant Shares be issued as follows:

Name

Address

Federal Tax ID or Social Security No.

and delivered by

❑	certified mail to the above address, or
❑	electronically (provide DWAC Instructions:___________________),
or
❑	other (specify: __________________________________________).

and, if the number of Warrant Shares shall not be all the Warrant Shares purchasable upon exercise of the Warrant, that a new Warrant for the balance of the Warrant Shares purchasable upon exercise of this Warrant be registered in the name of the undersigned Holder or the undersigned’s Assignee as below indicated and delivered to the address stated below.

Dated:	,

Signature:

Name (please print)

Address:

Assignee:

A-1

APPENDIX B
NATIONAL TECHNICAL SYSTEMS, INC.
NET ISSUE ELECTION NOTICE

To: NATIONAL TECHNICAL SYSTEMS, INC.

Date:

The undersigned hereby elects under Section 3.1 of the Warrant to surrender the right to purchase ____________ shares of Common Stock pursuant to this Warrant and hereby requests the issuance of _____________ shares of Common Stock.  The certificate(s) for the shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

Signature

Name for Registration

Mailing Address

B-1